Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer
ATS Corporation
(703) 288-1949

Investor Relations Contact:
Laura Kowalcyk
Investor Relations
CJP Communications for ATS Corporation
(212) 279-3115 ext. 209
laura@cjpcom.com

Federal Services Acquisition Corporation Completes Acquisition of

Advanced Technology Systems, Inc. and Announces Name Change to “ATS Corporation” and

Stock and Warrant Repurchase Program

NEW YORK, January 16, 2007 — Federal Services Acquisition Corporation (OTCBB: FDSA, FDSAU, FDSAW) today announced the completion of its acquisition of Advanced Technology Systems, Inc. (“ATS”).  The Company acquired all of the outstanding capital stock of ATS, and ATS has become a wholly-owned subsidiary of the Company.

Dr. Edward H. Bersoff, who became the Company’s Chairman, President and Chief Executive Officer immediately following the completion of the acquisition, commented “We are extremely pleased to complete this acquisition.  Getting to this point has been difficult and time-consuming, but we believe the completion of the acquisition of ATS and the implementation of our business strategy will be rewarding for all of our core constituents — stockholders, employees and customers.”

The Company is changing its name to ATS Corporation from Federal Services Acquisition Corporation effective today.  However, the Company’s common stock, units and warrants will continue to trade on the over-the-counter bulletin board (OTCBB) under the symbols FDSA, FDSAU, and FDSAW, respectively.

The Company also announced that its Board of Directors has authorized a repurchase program involving the purchase of up to $15,000,000 worth of its common stock and warrants in the open market from time to time over the next twelve months.  Following completion of the previously announced redemption of 2,625,000 founders’ shares at a price of $0.0011 per share and the conversion of approximately 3,625,000 shares into cash in connection with the vote to approve the acquisition of ATS, the Company will have a total of approximately 20,000,000 shares of common stock outstanding.  This total does not include any shares issuable upon the exercise of the Company’s outstanding warrants to purchase 42,000,000 shares of common stock at an exercise price of $5.00 per share.  The warrants become exercisable today.

The timing of the share and warrant repurchases under the program will depend on a variety of factors, including market conditions, but will begin on or about the third business day following this announcement, and may be suspended or discontinued at any time. Common stock acquired through the repurchase program will be held as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, employee stock option exercises or other employee stock plans.  The Company currently expects the repurchase program to focus on purchases of common stock rather than warrants.  Any warrants acquired through the repurchase program will be cancelled.

FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For ATS Corporation, particular uncertainties that could adversely or positively affect the Company’s future results include: risks related to the government contracting industry, including possible changes in government spending priorities; risks related to the Company’s business, including its dependence on contracts with U.S. Federal Government agencies and departments and continued good relations, and being successful in competitive bidding, with those customers; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; risks related to the implementation of its strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission.  These uncertainties may cause ATS Corporation’s actual future results to be materially different than those expressed in the Company’s forward-looking statements.  ATS Corporation does not undertake to update its forward-looking statements.

ABOUT ATS CORPORATION AND ADVANCED TECHNOLOGY SYSTEMS, INC.

ATS Corporation (formerly Federal Services Acquisition Corporation) was formed to acquire an operating business in the federal services and defense industries. Federal Services consummated its initial public offering on October 25, 2005, receiving net proceeds of approximately $119 million through the sale of 21,000,000 units of its securities at $6.00 per unit.

Advanced Technology Systems, Inc. (“ATS”), headquartered in McLean, Virginia, is a leading provider of systems integration and application development, IT infrastructure management and strategic IT consulting services to U.S. federal government agencies. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems.

ATS is currently executing on over 140 contracts for multiple civilian and defense agencies including: The Department of Homeland Security; The Office of the Secretary of Defense; Defense Logistics Agency; The U.S. Air Force; The Department of Housing and Urban Development; and Pension Benefit Guarantee Corporation. The majority of ATS’ contractual relationships are long-term in nature, and many of its customer relationships have been in place for over a decade. ATS derived approximately 90% of its total revenue in fiscal 2005 from contracts with the U.S. government and government-sponsored enterprises. The majority of its work is performed under time and material (T&M) and fixed price contracts.

Over the past 28 years, ATS has built and implemented over 100 mission-critical systems for clients. This large installed base of work provides continuous opportunities for maintenance and upgrades, and positions ATS to address legacy software and systems issues and perform complex migration projects as clients move to next generation technologies. With over 600 employees possessing diverse, hard-to-replicate technical skills, institutional knowledge and insight accumulated over nearly three decades, ATS competes effectively for prime and sole source service contracts and has succeeded in recent years in expanding its reach and presence in the federal services market.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards. ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily. Additionally, ATS’ IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATS leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly-owned subsidiary, Appix, Inc. (“Appix”). Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies.

Additional information about ATS may be found at http://www.atsva.com.